EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Julie MacMedan

THQ/Investor Relations

818/871-5095

Liz Pieri

THQ/Media Relations

818/871-5061

THQ RESPONDS TO INFORMAL INQUIRY ON STOCK OPTIONS

AGOURA HILLS, Calif. — August 7, 2006 - THQ Inc. (NASDAQ: THQI) today announced that the company has received an informal inquiry from the Securities and Exchange Commission requesting certain documents and information relating to the company’s stock option grant practices from January 1, 1996 to the present. THQ intends to cooperate fully with all matters related to this request.

Prior to receiving notification of this informal inquiry, THQ, with the assistance of outside counsel, was in the process of conducting a voluntary internal review of its historical stock option grant practices. The company initiated the internal review following extensive news coverage and analyst reports about the option practices of numerous companies across several different industries.

The company’s audit committee, which is comprised of independent directors of the board, intends to retain independent counsel to continue the company’s internal review and oversee the company’s response to the Securities and Exchange Commission.

THQ Inc. (NASDAQ: THQI) is a leading worldwide developer and publisher of interactive entertainment software. The company develops its products for all popular game systems, personal computers and wireless devices. Headquartered in Los Angeles County, California, THQ sells product through its global network of offices located throughout North America, Europe and Asia Pacific. More information about THQ and its products may be found at www.thq.com and www.thqwireless.com. THQ, THQ Wireless and their respective logos are trademarks and/or registered trademarks of THQ Inc.

The statements contained in this press release that are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as “THQ”) and are based upon management’s current beliefs and certain assumptions made by management. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, business, competitive, economic, legal, political and technological factors affecting our industry, operations, markets, products or pricing. Readers should carefully review the risk factors and the information that could materially affect THQ’s financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal period ended March 31, 2006, and particularly the discussion of risk factors set forth therein. Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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